EXHIBIT 10



                            STOCK PURCHASE AGREEMENT




                                     BETWEEN




                          EXIDE ELECTRONICS GROUP, INC.
                                    ("Buyer")




                           DELTEC POWER SYSTEMS, INC.
                                   ("Company")




                                       AND




                                  FISKARS OY AB

                                       and

                             FISKARS HOLDINGS, INC.

                            STOCK PURCHASE AGREEMENT
                                TABLE OF CONTENTS

1.    ACQUISITION OF SHARES
      1.1.     Purchase and Sale of Common Shares
      1.2.     Redemption of Preferred Shares

2.    PURCHASE PRICE - PAYMENT
      2.1.     Purchase Price
      2.2.     Payment of Purchase Price
      2.3.     Post-Closing Adjustments

3.    JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF COMPANY AND
      SHAREHOLDERS
      3.1.     Corporate
      3.2.     Shareholders
      3.3.     No Violation
      3.4.     Financial Statements
      3.5.     Tax Matters
      3.6.     Absence of Certain Changes
      3.7.     Absence of Undisclosed Liabilities
      3.8.     Accounts Receivable
      3.9.     Inventory
      3.10.    No Litigation
      3.11.    Compliance With Laws and Orders
      3.12.    Environmental Matters
      3.13.    Title to and Condition of Properties
      3.14.    Contracts and Commitments
      3.15.    Labor Matters
      3.16.    Employee Benefit
      3.17.    Employment Compensation
      3.18.    Trade Rights
      3.19.    Product Liability
      3.20.    Bank Accounts
      3.21.    Affiliates' Relationships to Fiskars Companies
      3.22.    No Brokers or Finders
      3.23.    Insurance Coverage
      3.24.    Investment Representations
      3.25.    Limitations on Warranties and Disclaimers

4.    REPRESENTATIONS AND WARRANTIES OF BUYER
      4.1.     Corporate
      4.2.     Authority
      4.3.     No Violation
      4.4.     No Brokers or Finders
      4.5.     Investment Representations
      4.6.     Buyer's Business Investigation
      4.7.     Knowledge of Buyer
      4.8.     Sufficient Financing

5.    COVENANTS
      5.1.     Noncompetition; Confidentiality; Non-Solicitation
      5.2.     Hart-Scott-Rodino Act Filings
      5.3.     Access to Information and Records
      5.4.     Conduct of Business Pending the Closing
      5.5.     Consents
      5.6.     Access to and Retention of Records
      5.7.     Availability of Personnel
      5.8.     Tax Matters
      5.9.     Corporate Identity
      5.10.    Transitional Use of Trademark
      5.11.    Plant Closing
      5.12.    Other Action
      5.13.    Disclosure Schedule
      5.14.    Notification of Breach
      5.15.    Exclusivity
      5.16.    Release of Intercompany Payables

6.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
      6.1.     Representations and Warranties
      6.2.     Compliance With Agreement
      6.3.     Consents and Approvals
      6.4.     Hart-Scott-Rodino Waiting Period
      6.5.     Buyer's Due Diligence
      6.6.     No Litigation

7.    CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS
      7.1.     Representations and Warranties
      7.2.     Compliance With Agreement
      7.3.     Hart-Scott-Rodino Waiting Period
      7.4.     Release of Guarantees
      7.5.     Terminate all Licenses
      7.6.     No Litigation

8.    INDEMNIFICATION
      8.1.     By Shareholders
      8.2.     By Buyer
      8.3.     Indemnification of Third-Party Claims
      8.4.     Payment
      8.5.     Limitations on Indemnification

9.    CLOSING
      9.1.     Documents to be Delivered by Company and Shareholders
      9.2.     Items to be Delivered by Buyer

10.   TERMINATION
      10.1.    Right of Termination Without Breach
      10.2.    Termination for Breach

11.   MISCELLANEOUS
      11.1.    Disclosure Schedule
      11.2.    Further Assurance
      11.3.    Disclosures and Announcements
      11.4.    Assignment; Parties in Interest
      11.5.    Law Governing Agreement
      11.6.    Amendment and Modification
      11.7.    Notice
      11.8.    Expenses
      11.9.    Entire Agreement
      11.10.   Counterparts
      11.11.   Headings
      11.12.   Facsimile Versions
      11.13.   Glossary of Terms

                               Disclosure Schedule


Schedule 2.1(g)         -     Trademarks to be Sold
Schedule 3.0            -     Shareholders' Knowledge
Schedule 3.1.(c)        -     Foreign Corporation Qualification
Schedule 3.1.(d)        -     Subsidiaries
Schedule 3.3            -     Default by Shareholders
Schedule 3.4            -     Financial Statements
Schedule 3.5.(a)        -     Taxes
Schedule 3.5.(a)        -     Tax Returns (Exceptions to Representations)
Schedule 3.5.(b)        -     Tax Audits
Schedule 3.5.(c)        -     Consolidated Tax Returns
Schedule 3.6            -     Certain Changes
Schedule 3.6(c)         -     No increase in Compensation
Schedule 3.6.(f)        -     Permitted Pre-Closing Dividends
Schedule 3.7            -     Off-Balance Sheet Liabilities
Schedule 3.10           -     Litigation Matters
Schedule 3.11.(a)       -     Non-Compliance with Laws
Schedule 3.12.(b)       -     Underground Storage Tanks
Schedule 3.13.(a)       -     Liens
Schedule 3.13.(b)       -     Real Property
Schedule 3.14.(a)       -     Real Property Leases
Schedule 3.14.(b)       -     Personal Property Leases
Schedule 3.14.(c)       -     Powers of Attorney
Schedule 3.14.(d)       -     Collective Bargaining Agreements
Schedule 3.14.(e)       -     Loan Agreements, etc.
Schedule 3.14.(f)       -     Guarantees
Schedule 3.14.(g)       -     Restrictive Agreements
Schedule 3.14.(h)       -     Other Material Agreements
Schedule 3.15           -     Labor Matters
Schedule 3.16.(a)       -     Employee Plans/Agreements
Schedule 3.16.(b)       -     Non-US Employee Benefit Plans
Schedule 3.16.(h)       -     Right to Amend Plans
Schedule 3.16.(i)       -     Parachute Payments
Schedule 3.16.(j)       -     Obligations Triggered by Closing
Schedule 3.17           -     Employment Compensation
Schedule 3.18           -     Trade Rights
Schedule 3.19           -     Product Liability Claims
Schedule 3.20           -     Bank Accounts
Schedule 3.21.(a)       -     Contracts with Affiliates
Schedule 3.21.(c)       -     Obligations of and to Affiliates
Schedule 3.23           -     Insurance Policies
Schedule 4.3            -     Default by Buyer
Schedule 5.1.(a)        -     Permissible Activities
Schedule 5.1.(a)(1)     -     Non-Compete Agreement
Schedule 5.10           -     Transitional Trademark License
Schedule 8.5.(d)        -     List of Buyer's Employees or Agents
                              Participating in Due Diligence
Schedule 9.1.(c)        -     Form of Foley & Lardner Legal Opinion
Schedule 9.1.(f)        -     Form of Shareholder Agreement
Schedule 9.2.(d)        -     Form of Buyer's Legal Opinion

                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT (this "Agreement") dated November 16, 1995, by and among EXIDE ELECTRONICS GROUP, INC., a Delaware corporation ("Buyer"), DELTEC POWER SYSTEMS, INC., a Wisconsin corporation ("Company"), and FISKARS OY AB, a Finnish corporation ("Fiskars") and FISKARS HOLDINGS, INC., a Wisconsin corporation ("Holdings") (individually "Shareholder" and together the "Shareholders").


                                    RECITALS

            A. Company and its subsidiaries are engaged in the design, manufacture, marketing, sale, distribution and service of uninterruptible power supply systems for computers, telecommunications equipment and other similar applications and related computer software (the "Business"). Shareholders own all of the issued and outstanding shares (the "Shares") of capital stock of Company.

            B. Company's facilities consist of the business locations described in Schedule 3.13(b) (the "Facilities").

            C. Buyer and Company desire to acquire the Shares from Shareholders and Shareholders desire to sell and/or transfer the Shares to Buyer and Company, upon the terms and conditions herein set forth.

                 NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

                             _ ACQUISITION OF SHARES


               1. Purchase and Sale of Common Shares. Subject to the terms and conditions of this Agreement, and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, on the Closing Date (as hereinafter defined), Fiskars shall sell to Buyer and Buyer shall purchase from Fiskars all the Shares constituting the outstanding common capital stock of Company ("Common Shares").

               2.           Redemption of Preferred Shares.

               A. Dividends and Redemptions prior to Closing. During the period beginning on the date hereof and ending on the Closing Date: (i) Company may pay dividends on its Class A Preferred Shares in the amounts described in Section 2.c.(3) of the Articles of Incorporation of Company; (ii) Company may exercise its rights under Section 2.c.(5) of its Articles of Incorporation to redeem whatever amount of its Class A Preferred Shares that the Board of Directors of Company believes is appropriate; and (iii) Company may incur indebtedness in an amount that the Board of Directors of Company believes, in its sole discretion, to be necessary to allow the payment of dividends and redemption price as described above in this sentence.

               B. Dividends and Redemptions after the Closing. After the Closing, Buyer shall cause Company to comply with the following conditions:

                                         (1) On the day immediately following
                           the Closing Date, Company shall redeem, pursuant to
                           Section 2.c.(5) of Company's Articles of
                           Incorporation, all but 50 of the then outstanding shares of its Class A Preferred Shares at a price of $10,000 per share plus all dividends that have accrued but have not been paid previously on such shares; provided, however, that if such redemption would violate the provisions of Wis. Stat. ss. 180.0640(3), then such redemption shall occur on the first date, if any, following the Closing Date on which the provisions of Wis. Stat. ss. 180.0640(3) would not be violated by such redemption.

                                         (2) On January 8, 1997, Company shall
                           redeem, pursuant to Section 2.c.(5) of Company's Articles of Incorporation, all of the then outstanding shares of its Class A Preferred Shares at a price of $10,000 per share plus all dividends that have accrued but have not been paid previously on such shares; provided, however, that if such redemption would violate the provisions of Wis. Stat. ss. 180.0640(3), then such redemption shall occur on the first date, if any, after January 8, 1997 on which the provisions of Wis. Stat. ss. 180.0640(3) would not be violated by such redemption.

                                         (3) Prior to January 8, 1997 Company
                           shall not exercise its rights under Section 2.c.(5) of its Articles of Incorporation to redeem any Class A Preferred Shares except as described above in this
                           Section 1.2, and Company shall not liquidate or be dissolved.

                                         (4) Any Class A Preferred Shares held
                           by Holdings that are redeemed by Company on or after the date hereof shall be cancelled upon redemption (rather than being treated, for example, as "treasury stock") and shall not be issued thereafter by Company.

               C. Restrictions While Class A Preferred Shares are Outstanding. After the Closing, Buyer shall cause Company and each direct or indirect subsidiary of Company to comply with each of the following covenants while any Class A Preferred Shares are outstanding:

                                         (1) Company shall not amend its
                           Articles of Incorporation, By-laws or other organic documents to change in any respect the rights, privileges, or preferences of the holders of Class A Preferred Shares.

                                         (2) Company shall not be a party to any
                           merger or consolidation, whether or not Company is the surviving entity; provided, however, that the foregoing restriction shall not prevent a merger involving solely Company and Deltec Electronics Corporation, a California company ("Deltec").

                                         (3) No direct or indirect subsidiary of
                           Company (other than Deltec) shall declare or pay a dividend or make a distribution, or shall redeem, purchase or otherwise acquire its own stock, or shall purchase the stock of any corporation that controls, or is controlled by, or is under common control with, such subsidiary.


                           _ PURCHASE PRICE - PAYMENT

               1. Purchase Price. The purchase price (the "Purchase Price") payable for the purchase and/or redemption of the Shares shall be the sum of One Hundred Ninety Five Million U.S. Dollars
($195,000,000), which shall be allocated and paid as follows:

               A. To Holdings, the amounts specified in Sections 1.2(b)(1) and 1.2(b)(2) hereof;

               B. To Fiskars, an amount necessary to pay in full Company's $10 million promissory note dated September 27, 1994 payable to Fiskars;

               C. To Holdings, an amount necessary to pay all intercompany debt owed by Deltec Electronics Corporation, a subsidiary of Company ("Deltec"), to Holdings;

               D. To Fiskars, 1,875,000 shares of Buyer's common stock, valued at a fixed price of $20.00 per share;

               E. To Fiskars, $10 million as the noncompete payment provided in the Non-Compete Agreement annexed hereto as Schedule 5.1(a)(1) hereto;

               F. To Fiskars, $4 million as the prepaid royalties provided in the License Agreement annexed hereto as Schedule 5.10;

               G. To Fiskars, $3 million representing the purchase price for the trademarks listed in Schedule 2.1(g) hereto; and

               H. To Fiskars, the balance of the Purchase Price in consideration for the purchase of the Common Shares.

                           Notwithstanding anything set forth in this Section
2.1, the aggregate cash consideration to be paid by Buyer pursuant to this Agreement shall not, except as set forth in Section 2.3(d) and 8.2, exceed $157,500,000.

               2. Payment of Purchase Price. All payments under Section 2.1(b),
(c), (e), (f), (g) and (h) shall be made at the Closing, and the payment specified in Section 1.2(b)(1) on the day after Closing and the payment specified in Section 1.2(b)(2) on January 8, 1997, by wire transfer of immediately available funds to an account designated by the recipient not less than one hour prior to the time for payment specified herein.

               3. Post-Closing Adjustments.

               A. Preparation of Closing Date Balance Sheet. Within sixty (60) days after the Closing Date, Price Waterhouse shall prepare and deliver to the Buyer a consolidated balance sheet for the Company as of the close of business on the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), using the same methods and criteria employed in connection with the preparation of the Company's December 31, 1994, consolidated balance sheet ("Latest Year-End Balance Sheet").

               B. Resolution of Disputes. Unless Buyer notifies Shareholders in writing within thirty (30) days after receipt of the Closing Date Balance Sheet that Buyer disputes any matter with respect to such Closing Date Balance Sheet, and specifies in reasonable detail the basis for such objection and the amount in dispute, the Closing Date Balance Sheet shall become final and binding upon the parties for purposes of the post-closing adjustment to be made pursuant to this Section 2.3. During the thirty (30) day period following Buyer's receipt of the Closing Date Balance Sheet, Buyer and their representatives shall have the right to review all books and working papers of Shareholders and Price Waterhouse related to the preparation of the Closing Date Balance Sheet. If Buyer provides such notice of objection to Shareholders within such thirty-day period, Buyer and Shareholders shall negotiate in good faith to resolve the issues set forth in Buyer's notice of objection during the thirty-day period following Buyer's notice. If Buyer and Shareholders are unable to resolve such objections within such thirty-day period, the disputed matters (and only the disputed matters) shall be submitted to one of the nationally recognized independent accounting firms which is on the date hereof among the six largest firms (the "Big Six Accounting Firm") mutually selected by Buyer and Shareholders. Any reference to the Big Six Accounting Firm shall be deemed to include a reference to any member or employee thereof (who is a certified public accountant) which any such firm may designate as the arbitrator on its behalf. If within ten (10) days following commencement of the selection process Seller and Shareholders shall have failed to agree upon the selection of the Big Six Accounting Firm or such firm declines to act, then Buyer and Shareholders shall each select a Big Six Accounting Firm and such firms shall jointly select a third firm, with preference being given to any one of the Big Six Accounting Firms, which firm shall then act as the arbitrator (the "Arbitrator") to resolve the disputed matters. The Arbitrator shall act promptly to resolve all disputed matters and its decision with respect to all disputed matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The fees, costs and expenses of the Arbitrator shall be shared equally between Buyer and Shareholders.

               C. Determination of Closing Net Book Value. The Purchase Price has been determined on the assumption, and the parties have entered into this Agreement with the reasonable expectation, that the excess of (i) the Total Assets of the Company as of the Closing Date, over (ii) the Total Liabilities of the Company as of the Closing Date (the "Closing Net Book Value"), will be $27,600,000. The term "Total Assets" shall mean all assets as determined in accordance with U.S. GAAP applied on a basis consistent with the Latest Year-End Balance Sheet, excluding net unamortized goodwill and all intercompany receivables. The term "Total Liabilities" shall mean all liabilities as determined in accordance with U.S. GAAP applied on a basis consistent with the Latest Year-End Balance Sheet, excluding all intercompany short and long term debt, payables, and accrued liabilities, but including a $1,060,000 income tax reserve for the federal income tax risks associated with the step-up of the assets in the Deltec Acquisition by Fiskars. The calculation of Closing Net Book Value is to be determined in a manner consistent with the preparation of the Recent Balance Sheet to be sold (September 30, 1995) as listed in Schedule 3.4.

               D. Purchase Price Adjustment. Within ten (10) days after the final and binding Closing Date Balance Sheet shall have been prepared as provided in Section 2.3(b) hereof, and the Closing Net Book Value shall have been determined as provided in Section 2.3(c) hereof, the amount by which the Closing Net Book Value shall be less than $27,600,000 shall be paid by Fiskars to Buyer as a reduction of the Purchase Price, or the amount by which Closing Net Book Value shall be more than $27,600,000 shall be paid by Buyer to Fiskars as an increase in the Purchase Price, in either case plus interest computed on the amount of the Purchase Price adjustment from the Closing Date to the date of payment at the rate of 8% per annum, such payment to be made by wire transfer as provided in Section
      2.2 hereof.


              _ JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF
                            COMPANY AND SHAREHOLDERS

               Company and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, and shall survive the Closing of the transactions provided for herein for the period provided for in Section 8.5(a). Regardless of the foregoing, the representations and warranties set forth in Section 3.2 are made severally by each Shareholder, with respect to such Shareholder only. With respect to those representations and warranties below which are stated "to Shareholders' knowledge" or "to Company's knowledge", "knowledge" shall mean the actual knowledge of those persons whose names and titles are set out on Schedule
3.0 hereto. For the purposes of this Section 3 (but excluding Sections 3.1 and 3.4), the term "Company" shall include all subsidiaries of the Company. The exceptions, modifications, descriptions and disclosures in any schedule attached hereto are made for all purposes of this Agreement and are exceptions to all representations and warranties set forth in the Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement. Disclosure of an item in response to one section of this Agreement shall constitute disclosure in response to every section of this Agreement notwithstanding the fact that no express cross reference is made. Certain documents attached to Shareholders' disclosure schedules are in non-English languages. The Shareholders hereby represent and warrant that none of such documents discloses information that would constitute a breach of or qualify a representation or warranty by Shareholders or Company in this Agreement. Until the foregoing documents are translated into or summarized in English, Buyer shall not be deemed to have actual knowledge of their content for purposes of
Section 4.7 and 8.5(d).

               1.           Corporate.

               A. Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

               B. Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

               C. Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary to avoid a material penalty. The states in which Company is licensed or qualified to do business are listed in Schedule 3.1(c).

               D. Subsidiaries. Schedule 3.1(d) sets forth the name, jurisdiction of incorporation, capitalization, ownership and officers and directors of each corporation in which the Company has a direct or indirect equity interest ("Subsidiary") and the jurisdictions in which each Subsidiary is qualified or licensed to do business as a foreign corporation (the Company and Subsidiaries are referred to herein collectively as the "Fiskars Companies" and separately as a "Fiskars Company"). Except as listed in Schedule 3.1.(d), the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business. All of the outstanding shares of capital stock of each Subsidiary owned by the Company are free and clear of any security interest, restriction, option, voting trust or agreement, proxy, are validly issued, fully paid and nonassessable except to the extent provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. There are no (a) securities convertible into or exchangeable for the capital stock or other securities of any Subsidiary,
      (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any Subsidiary or securities which are convertible into or exchangeable for capital stock or other securities of any Subsidiary, or (c) except for the redemption rights described in
      Section 1.2 hereof, contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights. Each Subsidiary (x), except as disclosed in Schedule 3.1(d), is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (y) has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases, and (z) is in good standing and is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions listed opposite the name of such Subsidiary in Schedule 3.1.(d), which are the only jurisdictions in which such Subsidiary is required to be so qualified or licensed to avoid a material penalty.

               E. Capitalization of the Company. The authorized capital stock of the Company consists entirely of 6,000 shares of common stock, par value $0.01 per share and 3,000 shares of Class A preferred stock, par value $0.01 per share. No shares of such capital stock are issued or outstanding except for 600 shares of common stock of the Company which are owned of record and beneficially by Fiskars and prior to the redemptions described in Section 1.2 hereof, 1,500 shares of Class A preferred stock of the Company which are owned of record and beneficially by Holdings. All such shares of capital stock of the Company are validly issued, fully paid and nonassessable except to the extent provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. There are no (a) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) except for the redemption rights described in Section 1.2 hereof, contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

               F. Power. The Company has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.
               G. Authorization. The execution and delivery of this Agreement and the Ancillary Instruments, and full performance hereunder and thereunder, have been duly authorized by the Board of Directors of Company, and no other or further corporate act on the part of Company is necessary therefor.

               H. Validity. This Agreement has been duly and validly executed and delivered by Company and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of Company, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

               2.           Shareholders.

               A. Power. Each Shareholder has full power, legal right and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments, and to carry out the transactions contemplated hereby.

               B. Authorization. The execution and delivery of this Agreement and the Ancillary Instruments, and full performance hereunder and thereunder, have been duly authorized by the respective boards of directors of each Shareholder, and no other or further corporate act on the part of any such Shareholder is necessary therefor.

               C. Validity. This Agreement has been duly and validly executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

               D. Title. At Closing Buyer or Company, as the case may be, will receive, good and marketable title to the Shares to be sold or transferred by such Shareholder hereunder, free and clear of all Liens (as defined in Section 3.13) including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

               3. No Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company and Shareholders of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets of the Fiskars Companies (or the Shares) under, any term or provision of the Articles of Incorporation and By-Laws of Company or organic documents of Subsidiaries or breach of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character that is material to the Business or would have a material effect on the ability of the Shareholders and the Company to consummate the transactions contemplated hereby.

               4. Financial Statements. Included as Schedule 3.4 are true and complete copies of the following financial statements of the Company and certain Subsidiaries consisting of (i) audited balance sheets of Deltec and of FPS Power Systems Oy Ab and each of its subsidiaries as of December 31, 1992, 1993, and 1994 and the related statements of income for the years then ended (including the notes contained therein or annexed thereto), (ii) an audited consolidated balance sheet for the Company as of December 31, 1994, and an unaudited consolidated statement of income of the Company for the year then ended, and
(iii) an unaudited consolidated balance sheet of the Company as of September 30, 1995, showing in such balance sheet certain adjustments for cash, goodwill and intercompany items (the "Recent Balance Sheet"), and the related unaudited statement of income for the nine (9) months then ended. All of such financial statements except the Recent Balance Sheet (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with generally accepted accounting principles in effect in the jurisdictions where that Fiskars Company is incorporated (except as disclosed on Schedule 3.4 and, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of each applicable Fiskars Company, and fairly present the financial position, the results of operations and cash flows of the applicable Fiskars Company as of the dates and for the years and periods indicated.

               5. Tax Matters. Except as set forth on Schedule 3.5(a), all tax returns, statements, reports and forms (including without limitation estimated tax returns and reports and information returns and reports) required to be filed with any tax authority with respect to any taxable period ending on or before the Closing Date, by or on behalf of any of the Fiskars Companies (collectively, the "Fiskars Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown due thereon on or before the Closing Date have been or will be paid on or before such date. The financial statements (i) fully accrue all actual liabilities for taxes with respect to all periods through September 30, 1995 and the Fiskars Companies have not and will not incur any tax liability in excess of the amount reflected on the September 30, 1995 Recent Balance Sheet with respect to such periods, and
(ii) properly accrue in accordance with GAAP all liabilities, including deferred tax liabilities for taxes payable after September 30, 1995 with respect to all transactions and events occurring on or prior to such date. In no event shall any tax deficiencies be offset by Shareholders or Company against the $1,060,000 income tax reserve referred to in Section 2.3(c). All information set forth in the notes to the financial statements relating to tax matters is true, complete and accurate in all material respects. No material tax liability since September 30, 1995 has been incurred other than in the ordinary course of business and adequate provision will be made for all taxes since that date in accordance with GAAP on at least a quarterly basis. The Fiskars Companies have withheld and paid to the applicable financial institution or tax authority all amounts required to be withheld. The Fiskars Companies (or any member of any affiliated or combined group of which any of them has been a member) have not granted any extension or waiver of the limitation period applicable to any Fiskars Returns. There is no material claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to any of the Fiskars Companies in respect of any tax or assessment. No notice of deficiency or similar document of any tax authority has been received by any of the Fiskars Companies, and there are no liabilities for taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any tax authority that could, if determined adversely to any of the Fiskars Companies, materially and adversely affect the liability of any of the Fiskars Companies for taxes. The Fiskars Companies are in full compliance with all the terms and conditions of any tax exemptions or other tax-sharing agreement or order of a foreign government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such tax exemption or other tax-sharing agreement or order. There is no agreement, contract or arrangement to which any of the Fiskars Companies is a party that may result in the payment of any amount that would not be deductible by the Fiskars Companies by reason of Sections 280G, 162 or 404 of the Internal Revenue Code (the "Code"). As of the Closing, none of the Fiskars Companies will be a party to any tax sharing or tax allocation agreement. Except as may be required as a result of the transactions contemplated by this Agreement, none of the Fiskars Companies have been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the consummation of the transactions contemplated by this Agreement. None of the Fiskars Companies have filed any consent under Section 341(f) of the Code. For purposes of this Agreement, the following terms have the following meanings: "tax" (and, with correlative meaning, "taxes" and "taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental tax authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of any affiliated, consolidated, combined or unitary group for any taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

               A. Tax Returns Filed. Except as set forth on Schedule 3.5.(a), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of a Fiskars Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. The Fiskars Companies have duly withheld and paid all taxes which each is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Fiskars Companies.

               B. Tax Audits. The income tax returns of the Fiskars Companies have been audited by taxing authorities for the periods and to the extent set forth in Schedule 3.5.(b), and no Fiskars Company has received from the Internal Revenue Service or from the tax authorities of any country, state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Fiskars Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

               C. Consolidated Group. Schedule 3.5.(c) lists every year Company or Deltec was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group. No affiliated group of corporations of which Company or Deltec has been a member has discontinued filing consolidated returns during the past five years.

               6. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.6, since the date of the Recent Balance Sheet, there has not been:

               A. No Adverse Change. Any material adverse change, or any event or condition which could reasonably be expected to result in, a material adverse change in the results of operations, financial condition, assets or liabilities of the Fiskars Companies taken as a whole (a "Material Adverse Effect").

               B. No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting a material part of the Business or the Fiskars Companies' properties;

               C. No Increase in Compensation. Except as disclosed in Schedule 3.6(c) hereto, any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of a Fiskars Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, in any case other than in the ordinary course of business consistent with past practice;

               D. No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are or could reasonably be expected to be material to the business, financial condition or results of operations of the Fiskars Companies;

               E. No Commitments. Any commitment or transaction by a Fiskars Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

               F. No Dividends. Except as described in Section 1.2 or disclosed in Schedule 3.6(f) and except for the regular quarterly dividend payable with respect to Preferred Shares, any declaration, setting aside, or payment of any dividend or any other distribution in respect of a Fiskars Company's capital stock; any redemption, purchase or other acquisition by a Fiskars Company of any capital stock of a Fiskars Company, or any security relating thereto; or any other payment to any shareholder of a Fiskars Company as such a shareholder;

               G. No Disposition of Property. Any sale, lease or other transfer or disposition of any material properties or assets of a Fiskars Company, except for the sale of inventory items in the ordinary course of business;

               H. No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by a Fiskars Company, other than intercompany indebtedness and trade payables incurred in the ordinary course of business consistent with past practice and intercompany loans to fund the redemption described in Section 1.2 hereof;

               I. Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all Shareholders, directors and officers of the Fiskars Companies; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

               J. Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of a Fiskars Company's policies or practices with respect to the granting of credit;

               K. No Change in Contract Rights. Any entry into, amendment of, relinquishment, termination or non-renewal by any of the Fiskars Companies of any material distribution agreement, OEM agreement, technology agreement or any other material contract to which any of them are a party other than in the ordinary course of business consistent with past practice; or

               L. No Other Agreements. Any agreement or arrangement made by any of the Fiskars Companies to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.6 untrue or incorrect as of the date when made.

               7. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, in this Agreement or in Schedule 3.7, to Company's and each Shareholder's knowledge, none of the Fiskars Companies have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), except those incurred in the ordinary course of the Business or which will not have a Material Adverse Effect.

               8. Accounts Receivable. All accounts receivable as set forth on the Recent Balance Sheet or arising since the date of the Recent Balance Sheet
(i) have arisen only in the ordinary course of business consistent with past practice and (ii) to the knowledge of Company and Shareholders are collectible in full at the recorded amounts thereof (free of any, and subject to no, defenses, set-offs or counterclaims) in the ordinary course of business, net of any allowance for doubtful accounts reflected in the Recent Balance Sheet.

               9. Inventory. The inventory as set forth on the Recent Balance Sheet or arising since the date of the Recent Balance Sheet was acquired and has been maintained in accordance with the regular business practices of the Company and the Fiskars Companies, consists of items of a quality and quantity useable or saleable in the ordinary course of business consistent with past practice, and is valued at reasonable amounts based on the ordinary course of business of such companies within the past 12 months.

               10. No Litigation. Except as set forth in Schedule 3.10, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending or, to Company's and each Shareholder's knowledge, threatened against the Fiskars Companies or their respective officers or directors (in such capacity) and to the knowledge of the Company or each Shareholder, no event has occurred which might reasonably be expected to result in any such Litigation. Schedule 3.10 also identifies all Litigation to which the Fiskars Companies or any of their officers or directors (in such capacity) have been parties since January 1, 1993. Except as set forth in Schedule 3.10, no Fiskars Company is subject to any Order of any Government Entity and to the knowledge of the Company or each Shareholder, no event has occurred which might reasonably be expected to result in any such Litigation.

               11.          Compliance With Laws and Orders.

               A. Compliance. Except as set forth in Schedule 3.11.(a), to Company's and each Shareholder's knowledge, the Fiskars Companies have been (within the last three years) in substantial compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and protection of the environment where failure to comply with such Laws and Orders would have a Material Adverse Effect. Except as set forth in Schedule 3.11.(a), no Fiskars Company has received notice of any violation or alleged violation of any Laws or Orders that have not been cured or resolved.

               B. Licenses and Permits. The Fiskars Companies have all licenses and permits of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted) and operation of the Facilities where the failure to have same would have a Material Adverse Effect. All such licenses, permits, approvals, authorizations and consents are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby.

               12.          Environmental Matters.

               A. For the purposes of this Agreement, the term "Environmental Laws" shall mean all applicable international, federal, state, local and applicable foreign environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Occupational Safety and Health Act and other federal, state or local laws of similar effect, each as amended, and the term "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any applicable Environmental Laws.

               B. No Fiskars Company has received any notices, directives, violation reports, actions or claims from or by (i) any federal, state or local governmental agency concerning any Fiskars Company and any Environmental Laws, or (ii) any person alleging that, in connection with Hazardous Materials, conditions at any real properties leased or owned by any Fiskars Company have resulted in or caused or threatened to result in or cause injury or death to any person or damages to or contamination of any property, including, without limitation, damage to natural resources, and to the best of each of Company's and Shareholder's knowledge no such notices, directives, violation reports, actions, claims, assessments or allegations exist; (iii) no Fiskars Company currently leases, operates or owns any real properties or, to the knowledge of Company or the Shareholders, has disposed of Hazardous Materials at any property or facility that are listed or, to the knowledge of Company or the Shareholders, are threatened to be listed on a "Superfund" List or with respect to which there is any pending proceeding or investigation under any Environmental Law, and, to the best of each of Company's and Shareholder's knowledge, no such proceeding or investigation is threatened; (iv) to the best of each of Company's and Shareholder's knowledge, throughout the period of operation of any real properties by any Fiskars Company, each Fiskars Company has operated and continues to operate such real properties in compliance with all Environmental Laws;
      (v) to the best of each of Company's and Shareholder's knowledge, no underground storage tanks either are or have been located at any of such real properties other than those identified in Schedule 3.12(b) (which disclosure does not, in and of itself, qualify any of Company's or Shareholders' representations set forth in this Section 3); (vi) to the best of each of Company's and Shareholder's knowledge, there has been no spill, discharge, release, contamination or cleanup of or by any Hazardous Materials used, generated, treated, stored, disposed of or handled by any of the Fiskars Companies at such real properties and to the best of each of Company's and Shareholder's knowledge, no spill, discharge or release or contamination or cleanup of or by Hazardous Materials has occurred on or to such real properties by any third party; (vii) to the best of each of Company's and Shareholder's knowledge, no Fiskars Company has used, generated, treated, stored, disposed of, handled, transported or released any Hazardous Material in a manner which would give rise to any liability under any Environmental Laws; (viii) neither the Company nor any Shareholder is aware of any facts, events, or conditions (including, without limitation, the generation, treatment, transport, storage, emission, disposal, release or other placement, deposit or location of any substance) which materially interfere with or prevent continued compliance by any Fiskars Company with, or give rise to any present or potential liability (including with respect to past activities) under any Environmental Laws which would have a Material Adverse Effect; and (ix) to the best of each of Company's and Shareholder's knowledge, no Fiskars Company has released any other person from any claim under any Environmental Laws nor waived any rights or defenses concerning any environmental conditions.

               13.          Title to and Condition of Properties.

               A. Marketable Title. The Fiskars Companies have good and marketable title to all of their assets, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory disposed of in the ordinary course of business since the dates of such Recent Balance Sheet, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever except Permitted Liens (collectively, "Liens"). "Permitted Liens" means, with respect to any Fiskars Company: (i) Liens for taxes which are not yet due, are being contested in good faith, or are not material; (ii) Liens arising under applicable laws to the extent that such Liens secure obligations thereunder not yet due, including (but not limited to) Liens incurred and deposits made in connection with workmen's compensation, unemployment insurance, social security and similar laws;
      (iii) Liens disclosed or otherwise reflected in the Recent Financial Statements or elsewhere in this Agreement; (iv) in the case of real property, municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized; and (v) the Liens disclosed on Schedule 3.13(a).

               B. Real Property. Schedule 3.13.(b) sets forth all real property owned, used or occupied by the Fiskars Companies (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which a Fiskars Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property and all plants, buildings or other structures located thereon. Schedule 3.13.(b) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted.

               C. No Condemnation or Expropriation. To Company's and each Shareholder's knowledge, neither the whole nor any portion of the property or any other assets of a Fiskars Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor.


               14.          Contracts and Commitments.

               A. Real Property Leases.  Except as set forth in Schedule 3.14.
      (a), the Fiskars Companies have no leases of real property that are material to the Business.

               B. Personal Property Leases. Except as set forth in Schedule 3.14.(b), the Fiskars Companies have no leases of personal property involving consideration or other expenditure in excess of $10,000 or involving performance over a period of more than 12 months.

               C. Powers of Attorney. Except as set forth in Schedule 3.14(c), the Fiskars Companies have not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

               D.  Collective Bargaining Agreements.  Except as set forth in
      Schedule 3.14.(d), the Fiskars Companies are not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups or any national labor union contract. Copies of all such agreements have heretofore been delivered to Buyer.

               E. Loan Agreements. Except as set forth in Schedule 3.14.(e), the Fiskars Companies are not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

               F. Guarantees. Except as disclosed on Schedule 3.14.(f), the Fiskars Companies have not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

               G. Non-Competition Agreements. Except as disclosed on Schedule 3.14.(g), the Fiskars Companies have not entered into any agreement or commitment containing any covenant limiting the freedom of any of the Fiskars Companies to engage in any line of business, including, without limitation, the Business, or compete with any person.

               H. Other Material Agreements. Except as set forth in Schedule 3.14.(h) hereto, none of the Fiskars Companies have entered into any agreement or commitment which involve payment or receipt by any of them of $50,000 or more in the aggregate or which are not cancelable without penalty within 180 days. [Schedule to be delivered after signing]

               15. Labor Matters. Except as set forth in Schedule 3.15, within the last three years the Fiskars Companies have not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in
Schedule 3.15, (a) there is no unfair labor practice charge or complaint against any Fiskars Company pending or threatened; (b) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Company's or Shareholder's knowledge, threatened against or affecting any Fiskars Company nor any secondary boycott with respect to products of any Fiskars Company; (c) no question concerning representation has been raised or, to Company's or Shareholder's knowledge, is threatened respecting the employees of any Fiskars Company; (d) no grievance which might have a Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements or any national labor union contract, is pending; and (e) there are no administrative charges or court complaints against any Fiskars Company concerning alleged employment discrimination or other employment related matters pending or, to Company's or Shareholders' knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

               16. Employee Benefit Plans.

               A. Disclosure. Schedule 3.16.(a) describes all pension, thrift, savings, profit sharing, retirement, incentive bonus and other material bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock appreciation, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written statements of policies relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Employees") employed by a Fiskars Company and under which a Fiskars Company has any obligation. Without regard to Section 8.5(b) hereof, Shareholders have agreed to make certain payments to certain officers of the Company which have not been disclosed to Buyer and for which Shareholders shall be solely responsible. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." Each of the Employee Plans/Agreements is identified on
      Schedule 3.16.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the
      Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in
      Section 4001 of ERISA), and neither the Fiskars Companies nor (except as disclosed in Schedule 3.16.(a)(i) any entity affiliated since January 31, 1989, with the Fiskars Companies under Code Section 414 ("ERISA Affiliate") has ever contributed nor been obligated to contribute to any such multiemployer plan.

               B. Prohibited Transactions, etc. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code which could have a Material Adverse Effect.

               C. Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from a Fiskars Company to date have been made and all amounts properly accrued to date as liabilities of the Fiskars Company which have not been paid have been properly recorded on the books of the Fiskars Company and are reflected in the Recent Balance Sheet; (ii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; and (iii) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption.

               D. Post-Retirement Benefits. Except as set forth in Schedule 3.16.(a), no Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Fiskars Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Fiskars Companies (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

               E. Liability. There is no existing condition or event with regard to any employee benefit plans ever maintained by the Fiskars Companies or by an ERISA Affiliate that could subject the parties to this Agreement or any Employee Plan/Agreement to any risk of liability which would have a Material Adverse Effect.

               F. Funding. Except as set forth in Schedule 3.16(a), each employee benefit plan that is subject to Title IV of ERISA and/or to
      Section 412 of the Code and that is maintained by a Fiskars Company or by an ERISA Affiliate is fully funded on a termination basis.

               G. Compliance. Each Employee Plan/Agreement has been operated in accordance with its terms and in material compliance with all applicable laws, orders, governmental rules and regulations including, but no limited to, ERISA and the Code.

               H. Right to Amend or Terminate. Except as disclosed in Schedule 3.16.(h) hereto, no condition exists that would prevent amendment or termination of any Employee Plan/Agreement.

               I. Parachute. Except as disclosed in Schedule 3.16(i), no excess parachute payment, within the meaning of Code Section 280G will become payable by any Fiskars Company as a result of the execution or performance of this Agreement, or on the termination of any director, officer, or employee after the Closing Date in connection with this Agreement.

               J. No Triggering of Obligations. Other than by reason of actions taken by Buyer following the Closing, and except as disclosed in Schedule 3.16(j), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of a Fiskars Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

               K. Non-US Employee Benefit Plans. Schedule 3.16(b) lists (i) each non-governmental retirement plan maintained or contributed to by or on behalf of the Shareholders or the Fiskars Companies applicable to employees of any Fiskars Company located outside of the US (a "Non-US Retirement Plan") and (ii) each non-governmental non-industry welfare benefit plan maintained or contributed to by or on behalf of the Shareholders or the Fiskars Companies applicable to employees of any Fiskars Company located outside of the US and which, in the case of clause
      (ii), obligates or may reasonably be expected to obligate any Fiskars Company to pay more than US $100,000 annually (a "Non-US Welfare Plan"). Except as set forth in Schedule 3.16(b), each such Non-US Retirement Plan and Non-US Welfare Plan (collectively, the "Non-US Plans") has been administered, in all material respects, in compliance with its terms and the requirements of all applicable Laws and all required contributions to each Non-US Plan have been made. The Company and/or the Shareholders has heretofore delivered to Buyer true and complete copies of all of the written Non-US Plans and written summaries of the oral Non-US Plans and, where applicable, related trusts, including all amendments. There are no inquiries or investigations by any foreign government authority, no termination proceedings and no actions, suits or claims (other than claims for benefits) pending or, to the Company's or the Shareholders' knowledge, threatened against any Non-US Plan (or any Shareholder or any Fiskars Company with respect thereto) or the assets thereof. Except as set forth in Schedule 3.16(b), there are no unfunded obligations under any Non-US Plan providing benefits after termination of employment to any employee or former employee of any Fiskars Company (or to any beneficiary of any such employee or former employee), including but not limited to retiree health coverage and deferred compensation, but excluding insurance conversion privileges under applicable foreign law. No Non-US Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of any Fiskars Company by its terms prohibits the amendment or termination of any such Non-US Plan. All reports, forms and other documents required to be filed or advisable to be filed with any government entity with respect to each Non-US Plan have been timely filed and are accurate.

               17. Employment Compensation. Schedule 3.17 contains a true and correct list of all employees to whom a Fiskars Company is paying compensation, including bonuses and incentives, at an annual rate in excess of Fifty Thousand Dollars ($50,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range. [Schedule 3.17 to be delivered after signing]

               18. Trade Rights. Schedule 3.18 lists all Trade Rights (as defined below but excluding know-how and trade secrets) in which a Fiskars Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by the Fiskars Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To the Shareholders' and Company's knowledge, no Fiskars Company is infringing or has infringed any Trade Rights of another in the operation of the Business nor, to the Shareholders' and Company's knowledge, is any other person infringing the Trade Rights of a Fiskars Company. Except as set forth on Schedule 3.18, no Fiskars Company has granted any license or made any assignment of any Trade Right listed on Schedule 3.18 nor does any Fiskars Company pay any royalties or other consideration for the right to use any Trade Rights of others. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by the Fiskars Companies in any material adverse manner. As used herein, the term "Trade Rights" shall mean and include: all patents, trademarks, trade names, service marks, copyrights and any applications therefor, maskworks, trade secrets, know-how and internally generated and developed computer software programs or applications (in both source code and object code forms) that are used in and are material to the Business as currently conducted. Trade Rights shall not include any trademark or trade name rights in the word "Fiskars" or in any combination of words or expression or logo containing "Fiskars" and any rights any of the Fiskars Companies may have to use such trademark or trade name rights will be specifically assigned to Fiskars as of the Closing pursuant to written assignments reasonably acceptable to Fiskars. The Fiskars Companies are the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Liens), the Trade Rights (defined for this purpose to exclude know-how and trade secrets), and have sole and exclusive rights (and are not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Trade Rights (defined for this purpose to exclude know-how and trade secrets) are being used. Except as disclosed in Schedule 3.18, no claims have been asserted or, to the Company's or Shareholder's knowledge, are threatened by any person nor are there any valid grounds, to the Company's or Shareholder's knowledge, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Fiskars Companies as now manufactured, sold or licensed or used by any of the Fiskars Companies infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by any of the Fiskars Companies of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in any of the Fiskars Companies' business as currently conducted, or (iii) challenging the ownership by any of the Fiskars Companies, the validity, or the effectiveness, of any of the Trade Rights. No Trade Right or product of any of the Fiskars Companies is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by any of the Fiskars Companies. The Company has a policy requiring certain employees to execute a proprietary information and confidentiality agreement.

               19. Product Liability. Schedule 3.19 sets forth a list of all claims since January 1, 1992 arising from or alleged to arise from any injury to person or property as a result of the use of any product manufactured and sold by any of the Fiskars Companies.

               20. Bank Accounts. Schedule 3.20 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Fiskars Companies maintain a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

               21. Affiliates' Relationships to Fiskars Companies.

               A. Contracts With Affiliates. All leases, contracts, agreements or other arrangements between a Fiskars Company and any Affiliate that is material to the Business or which involve payment by any of them of $50,000 or more in the aggregate or which are not cancelable without penalty within 180 days notice to terminate are described on Schedule 3.21(a) [delivered after signing].

               B. No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with a Fiskars Company or is competitive with the Business, or (ii) any property, asset or right which is used by a Fiskars Company in the conduct of its business that will not be assigned to the Fiskars Company as part of the Closing other than trade name or trademark rights in the word "Fiskars," which are the subject of Section 3.18 and 5.10.

               C. Obligations. All obligations of any Affiliate to a Fiskars Company, and all obligations of a Fiskars Company to any Affiliate, are listed on Schedule 3.21.(c).

               22. No Brokers or Finders. Neither Company nor the Shareholders, nor any of their respective directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof other than Raymond James & Associates, Inc., whose commissions will be paid by the Shareholders.

               23. Insurance Coverage. There is set forth in Schedule 3.23 hereto a complete and accurate list of all material policies of insurance maintained by the Fiskars Companies, showing, among other things, the amount of coverage, the company issuing the policy and the expiration date of each policy. Such policies are, in the opinion of the Company and the Shareholders, adequate and in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. Copies of all current insurance policies of the Fiskars Companies have been made available to Buyer for inspection. None of the Fiskars Companies is in default under any of such policies, and none of the Fiskars Companies has failed to give any notice or to present any claim under any such policy in a due and timely fashion. Neither the Company or the Shareholders is aware of any facts concerning any of the Fiskars Companies or their respective business, operations, assets and liabilities, contingent or otherwise, upon which an insurer might be justified in reducing or cancelling coverage on existing policies.

               24. Investment Representations. The representations and warranties in this Section 3.24 are made by Fiskars exclusively and not by Company or Holdings. Fiskars' financial condition is presently adequate to bear the economic risks of owning Buyer's common stock and at the present time Fiskars could afford a complete loss of such investment. Buyer's common stock is being acquired by Fiskars for investment only and not with a current view to resale or other disposition. Fiskars further represents that Fiskars has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment that requires the sale of Buyer's common stock except as may be permitted under the Stockholder Agreement between Buyer and Fiskars. Fiskars acknowledges that its right to sell any part or all of Buyer's common stock is limited by and subject to the terms and provisions of the Stockholder Agreement. In reaching the conclusion that Fiskars desires to acquire Buyer's common stock as a result of the transactions contemplated by this Agreement, Fiskars has carefully evaluated the financial resources and investment position of Fiskars and the risks associated with the acquisition and acknowledges that Fiskars is able to bear the economic risks of such investment.

               25. Limitations on Warranties and Disclaimers. The representations and warranties set forth in this Article 3 and the schedules, certificates and statements provided pursuant hereto are the only representations and warranties made by Company and Shareholders with respect to the Business, the Fiskars Companies or their assets, liabilities, operations and financial condition. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL COMPANY OR SHAREHOLDERS BE LIABLE FOR ANY OBLIGATIONS OR LIABILITIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT FOR THE REMEDIES, INCLUDING INDEMNIFICATION, SPECIFICALLY SET FORTH IN THIS AGREEMENT, WHETHER ARISING OUT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHER THEORIES OF LAW. UNDER NO CIRCUMSTANCES SHALL COMPANY OR SHAREHOLDERS BE LIABLE TO BUYER FOR AND COMPANY AND SHAREHOLDERS HEREBY SPECIFICALLY DISCLAIM ALL CONSEQUENTIAL, INCIDENTAL, PUNITIVE AND CONTINGENT DAMAGES WHATSOEVER ARISING FROM BREACH OF THIS AGREEMENT. THE COMPANY AND SHAREHOLDERS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR RELIABILITY OF ANY FORECASTS OF REVENUES, SALES, EXPENSES OR PROFITS OF THE BUSINESS.

                    _ REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer makes the following representations and warranties to the Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date and shall survive the Closing of the transactions provided for herein for the period provided for in Section 8.5(a).

               1.  Corporate.

               A. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               B. Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

               2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

               3. No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any Laws and Orders, (b) except for applicable requirements of the HSR Act, will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) will constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Buyer is a party or by which the Buyer may be bound or affected, in any case where such default, termination, acceleration would have a material effect on the ability of Buyer to consummate the transactions contemplated hereby.

               4. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof, other than S.G. Warburg & Co., Inc., whose commissions will be paid by Buyer.

               5. Investment Representations. Buyer's financial condition is presently adequate to bear the economic risks of this investment and at the present time Buyer could afford a complete loss of such investment (including certain additional amounts under Wisconsin Statutes Section 180.0622(2)(b)). The Shares are being acquired by Buyer for investment only and not with a view to resale or other distribution. Buyer further represents that Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition in any manner of the Company, that Buyer is not aware of any circumstances presently in existence which are likely to promote in the future any disposition by Buyer of the Company, and that Buyer does not presently contemplate any sale of any part of the Company upon the occurrence or nonoccurrence of any predetermined or undetermined event or circumstance. In reaching the conclusion that Buyer desires to purchase the stock of Company, Buyer has carefully evaluated the financial resources and investment position of Buyer and the risks associated with the acquisition and acknowledges that Buyer is able to bear the economic risks of such investment.

               6. Buyer's Business Investigation. Without limiting Buyer's rights under Section 6.5 of this Agreement, Buyer acknowledges that it has conducted an investigation of the Fiskars Companies, their assets, liabilities, operations and financial conditions, and the Business, it has deemed necessary and advisable for purposes of determining to enter into this Agreement and Ancillary Instruments. Except to the extent of the express representations, warranties and agreements contained in this Agreement, Buyer is purchasing the Shares in reliance upon its own investigation of the Fiskars Companies. Buyer agrees and acknowledges that it is experienced in the manufacturing business and has the knowledge and ability to conduct a full investigation of the Fiskars Companies and to evaluate the Fiskars Companies' business, operations, financial conditions, assets and liabilities. BUYER EXPRESSLY REPRESENTS AND WARRANTS THAT IT HAS NOT RELIED ON ANY PROJECTIONS OR REPRESENTATIONS (ORAL OR WRITTEN) EXCEPT AS SET OUT HEREIN AND IN THE ANCILLARY INSTRUMENTS, WHICH BUYER HAS OBTAINED FROM THE COMPANY, SHAREHOLDERS, ITS AFFILIATED COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS OR THE FISKARS COMPANIES.

               7. Knowledge of Buyer. Buyer has no actual knowledge of a breach of any representation, warranty or covenant of Company and Shareholders contained herein which gives rise, or following the Closing would give rise, to an indemnification claim under Section 8.1.

               8. Sufficient Financing. Buyer has sufficient funds or financing in place to fund the Purchase Price to be paid at Closing to Shareholders for the Shares.


                                   _ COVENANTS

               1. Noncompetition; Confidentiality; Non-Solicitation. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business, each Shareholder hereby covenants and agrees as follows:

               A. Covenant Not to Compete. For a period of four (4) years from the Closing Date (the Non-Compete Period), no Shareholder will, directly or indirectly, engage in, continue in or carry on any business which is competitive with the Business, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged; provided, however, that the foregoing shall not prohibit the ownership of securities of Buyer as herein contemplated or in other corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. Buyer confirms and agrees that Fiskars, Inc., an affiliate of the Shareholders, currently designs, manufactures and sells surge protectors and the other products identified in Schedule 5.1.(a) and this Section 5.1 is not intended in any manner to limit or restrict Fiskars, Inc. or any other affiliate of the Shareholders from conducting any part of that business. The parties agree that the geographic scope of this covenant not to compete shall extend worldwide. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business of the Fiskars Companies. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. As of the Closing, Buyer and Fiskars will enter into the form of Non-Compete Agreement annexed hereto as Schedule 5.1(a)(1) which will be consistent with the foregoing provisions.

               B. Covenant of Confidentiality. No Shareholder shall at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Fiskars Companies. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which a Fiskars Company has an interest (as limited by Sections 3.18 and 5.10), and all customer lists and customer information.

               C. Non-Solicitation of Employees. Unless restricted by applicable law, during the Non-Compete Period neither Shareholder will, directly or indirectly, hire or offer employment to any employee of any of the Fiskars Companies whose employment is continued by any of the Fiskars Companies or the Buyer after the Closing Date unless such Fiskars Company or the Buyer first terminates the employment of such employee.

               D. Equitable Relief for Violations. Each Shareholder agrees that the provisions and restrictions contained in this Section 5.1 are necessary to protect the legitimate continuing interests of Buyer and Company in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.1.

               2. Hart-Scott-Rodino Act Filings. To the extent such filings have not been completed prior to the execution of this Agreement, each of the Shareholders shall cooperate with Buyer in its efforts to comply with the HSR Act. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the parties shall consult each other.

               3. Access to Information and Records. During the period prior to the Closing, Shareholders shall cause the Fiskars Companies to give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Fiskars Companies for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may request), and (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires.

               4. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer, Shareholders shall use their best efforts to cause each of the following to occur:

               A. No Changes. The Fiskars Companies will carry on the Business in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation, except for the dividends disclosed in Schedule 3.6(f) and for the redemptions described in Section 1.2 hereof.

               B. Maintain Organization. Company will use its reasonable efforts to preserve the business organization of the Fiskars Companies intact, and to preserve present relationships with employees, suppliers, customers and others having business relationships with the Fiskars Companies.

               C. No Breach. Company and Shareholders will not do or omit any act which may cause a breach of a contract, commitment or obligation where such breach would have a Material Adverse Effect.

               D. No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no lease, license, encumbrance, sale or disposition of assets, goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of a Fiskars Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice.

               E. No Corporate Changes. Company shall not amend its Articles of Incorporation or By-Laws or make any changes in authorized or issued capital stock.

               F. Maintenance of Insurance. Company shall maintain all of the insurance in effect as of the date hereof for the Fiskars Companies.

               G. Maintenance of Property. The Fiskars Companies shall use, operate, maintain and repair all property of the Fiskars Companies in a manner consistent with past practice.

               H. No Transfer of Common Shares. No Shareholder shall transfer or attempt to transfer any of the Common Shares except to Buyer pursuant hereto; and Company shall refuse to accept any certificates for Common Shares to be transferred or otherwise to allow such transfers to occur upon its books.

               I. Trade Rights. Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Trade Rights other than licenses to customers in the ordinary course of business consistent with past practices;

               J. Indebtedness. Incur any indebtedness for borrowed money (other than pursuant to existing credit facilities in the ordinary course of business or as described in Section 1.2(a) hereof) or guarantee any such indebtedness or issue or sell any debt securities or rights to acquire debt securities of any of the Fiskars Companies or guarantee any debt of others;

               K. Revalue Assets. Revalue in any material respect any of the Fiskars Companies' assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

               L. Taxes. Make or change any material election in respect of Taxes other than in the ordinary course and consistent with past practice, adopt or change any accounting method in respect of Taxes, file any material return or any amendment to a material return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               M. Employee Compensation.  Grant any severance or termination pay
      (i) to any officer or (ii) to any other employee for which any Fiskars Company would have any liability, except payments consistent with past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof or as previously disclosed to Buyer;

               N. Stock Issuance. Issue, grant or sell or authorize or propose the issuance, grant or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities;

               O. Other Action. Take, or agree to take, any of the actions described in Sections 5.4(a) through (n) above, or any action which would cause or would be reasonably likely to cause any of the conditions set forth in Article 6 not to be satisfied.

               5. Consents. Company and Shareholders will use their best efforts prior to Closing to obtain all consents that are material to the Business and necessary for the consummation of the transactions contemplated hereby. Buyer shall use its reasonable best efforts in response to any reasonable request of Company to assist Company in obtaining any consents of third parties necessary for the consummation of the transactions contemplated by this Agreement.

               6. Access to and Retention of Records. Following the Closing Date, Buyer and Shareholders shall afford to each other and their duly authorized representatives access at all reasonable times during normal business hours to all books, records, documents and other information concerning the Fiskars Companies as Buyer or Shareholders, as the case may be, shall request in order to defend against, oppose or otherwise investigate any claims or potential claims against Buyer, the Fiskars Companies or Shareholders, as the case may be, arising as a result of any acts, events or operations prior to the Closing Date or as a result of this Agreement (including any claims for indemnification under Article 8). Buyer and Shareholders each agree, and Buyer agrees to cause the Fiskars Companies, to preserve and keep the records related to the Fiskars Companies held by such party for a period of six (6) years from the Closing, or for any longer period as may be required by law or any government agency or ongoing litigation, and shall make such records and personnel available, in the case of Buyer, to Shareholders, or in the case of Shareholders, to Buyer as may be reasonably required in connection with, among other things, any insurance claims, legal proceedings or governmental investigations. If a party wishes to destroy such records at that time, it first shall give ninety (90) days prior written notice to the other party and the other party shall have the right at their option and expense, upon prior written notice given within that ninety
(90) day period, to take possession of the records within one-hundred eighty
(180) days after the date of the initial notice.

               7. Availability of Personnel. Buyer and Shareholders shall afford, and shall cause their respective affiliates to afford, to each other on a reasonable basis, but at no charge, personnel of Buyer, the Fiskars Companies and Shareholders, as the case may be, as necessary to permit Buyer or Shareholders, as the case may be, to defend against, oppose or otherwise investigate any potential claim against Buyer or Shareholders, as the case may be, in connection with the business or operations of the Company or indemnifications provided hereunder.

               8. Tax Matters.

               A. Returns. Shareholders shall cause the Fiskars Companies to prepare and file all federal, state, local or foreign returns required to be filed relating to tax periods ending prior to the Closing Date. After the Closing Date, Buyer shall cause the Fiskars Companies to prepare and file all federal, state, local or foreign returns required to be filed relating to tax periods beginning on or after the Closing Date.

               B. Access. Buyer shall make available to Shareholders, or shall cause the Fiskars Companies to make available to Shareholders, as may reasonably be requested by Shareholders, any and all records and/or employees necessary or useful to Shareholders for (i) the preparation of any tax returns required to be filed by Shareholders or (ii) the defense of any audit, examination, administrative appeal or litigation of any tax return in which the results of operations of the Fiskars Companies were included. In addition, to the extent Shareholders need any information concerning the Fiskars Companies, including financial schedules, for the purpose of preparing or filing federal, state, local or foreign tax returns or reports, or for any other business purpose, Buyer agrees to furnish or cause the Fiskars Companies to furnish to Shareholders with such information as shall be reasonably requested by Shareholders within fifteen (15) calendar days of such request.

               Shareholders shall make available to Buyer or the Fiskars Companies, as may reasonably be requested by Buyer or the Fiskars Companies, any and all records and/or employees retained by Shareholders with respect to the Fiskars Companies necessary or useful to Buyer or the Fiskars Companies for (i) the preparation of any tax returns required to be filed by Buyer or the Fiskars Companies or (ii) the defense of any audit, examination, administrative appeal or litigation of any tax return in which the results of operations of the Fiskars Companies were included. In addition, to the extent Buyer or the Fiskars Companies needs any information concerning the Fiskars Companies which is in the possession of Shareholders for the purpose of preparing or filing federal, state, local or foreign returns or reports, or for any other business purpose, Shareholders agree to furnish Buyer or the Fiskars Companies with such information as shall be reasonably requested by Buyer or the Fiskars Companies within fifteen (15) calendar days at such request.

               9. Corporate Identity. Buyer acknowledges that after the Closing Date neither the Fiskars Companies nor Buyer has any right to use the name, mark, trade name or trademark "Fiskars," the Fiskars corporate symbols or logos, or any feature or mark similar to any of the foregoing either alone or in any combination, all rights to which and the rights represented thereby and pertaining thereto are being retained by Shareholders or their affiliates. Within thirty (30) days following the Closing Date, Buyer shall cause each of the Fiskars Companies that includes "Fiskars" in its corporate or business name to change such name to one that does not include such word or expression. Buyer agrees to deliver true and correct copies of the instruments effecting each name change (showing public filing data, if any) to Shareholders within five (5) business days following such name change.

               10. Transitional Use of Trademark. Fiskars agrees to grant to FPS Power Systems Oy Ab ("FPS") the right to use the trademark "Fiskars" ("Trademark") solely in connection with the operation of the Business in certain countries for a period of twenty-four (24) months from the Closing Date, with an option to extend the license for an additional twelve (12) months. During this period of transitional use, FPS shall not make or commission any new uses of the Trademark and shall have no other right to use the Trademark. FPS' limited right to use the Trademark shall be subject to the terms of the License Agreement attached hereto as Schedule 5.10.

               11. Plant Closing. Buyer shall defend and indemnify Shareholders, their officers, directors, agents, and Affiliates, against any claim, damage, or expense arising from the failure of any Fiskars Company to comply with the Worker Adjustment and Retraining Notification Act ("WARN") for a company "plant closing" or "mass layoff" (as those terms are defined in the Act) occurring after the Closing Date or any state, local or foreign law applicable to such matters.

               12. Other Action. Each of the parties hereto shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

               13. Disclosure Schedule. Shareholders and Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

               14. Notification of Breach. Buyer shall promptly notify Shareholders and the Company of any information which makes, or if known to Shareholders or the Company would make, any representation, warranty or covenant of Shareholders or Company contained herein untrue.

               15. Exclusivity. Unless and until this Agreement shall have been terminated by either party pursuant to Article 10, Shareholders shall not, directly or indirectly, (i) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or substantially all of the assets of or any equity interest in any of the Fiskars Companies or any merger, consolidation, business combination, purchase of shares or similar transaction with any of the Fiskars Companies, or (ii) participating in any discussions or negotiations with any third party regarding any of the foregoing. The Shareholders will not furnish any information concerning any Fiskars Company to any person other than Buyer for the purpose of, or with the intent of, permitting such person or entity to evaluate a possible acquisition of the Business, assets or capital stock of a Fiskars Company, in whole or in part.

               16. Release of Intercompany Payables. Effective upon the Closing, the Shareholders and each Affiliate not constituting a Fiskars Company release and discharge each Fiskars Company from all liabilities for intercompany payables and any other amounts owing from any Fiskars Company to either Shareholders or any Affiliates not constituting a Fiskars Company except for payments provided hereunder and except for those liabilities or payables reflected on the Closing Date Balance Sheet.


                  _ CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

               Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

               1. Representations and Warranties. Each of the representations and warranties made by Shareholders and Company in this Agreement, and the statements contained in the Disclosure Schedule, shall be (i) true and correct in all material respects when made, and (ii) shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except where the failure of such representations or warranties to be true, complete and correct would not have a Material Adverse Effect.

               2. Compliance With Agreement. Shareholders and Company shall have in all material respects complied with all of their agreements and obligations under this Agreement which are to be complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in
Section 9.1, except where the failure of such compliance would not have a Material Adverse Effect.

               3. Consents and Approvals. All approvals, consents (including consents to the assignment of all material contracts of the Business) and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer, except where the failure to obtain any such approvals, consents or waivers would not have a Material Adverse Effect or where such failure would not have a material effect on the ability of the parties to consummate the transactions contemplated hereby.

               4. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

               5. Buyer's Due Diligence Investigation. Buyer's pre-closing due diligence investigation of the Fiskars Companies shall not have uncovered material facts that were not disclosed in this Agreement or the Disclosure Schedules (the non-English documents referenced in the first paragraph of Section 3 are deemed not to be disclosed for this purpose until translated into or summarized in English) as of the date hereof and that would have a Material Adverse Effect.

               6. No Litigation. No Order shall have been issued or entered which would be violated by the consummation of the transactions contemplated by this Agreement and no litigation shall have been commenced seeking to restrain or prohibit, this Agreement or the transactions contemplated hereby.

               _ CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS

               Each and every obligation of Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

               1. Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

               2. Compliance With Agreement. Buyer shall have in all material respects complied with all of Buyer's agreements and obligations under this Agreement which are to be complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

               3. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

               4. Release of Guarantees. All guarantees or other contingent obligations of the Shareholders or their Affiliates other than the Fiskars Companies for any liability or obligation of a Fiskars Company shall have been released or terminated.

               5. Terminate all Licenses. Except for the license described in
Schedule 5.10 hereto, all licenses of "Fiskars" trade names or trademarks with any of the Fiskars Companies shall have been terminated and the Fiskars Companies shall have assigned any rights they may have acquired in the Fiskars trade names or trademarks to Fiskars pursuant to written instruments reasonably acceptable to Fiskars.

               6. No Litigation. No Order shall have been issued or entered which would be violated by the consummation of the transactions contemplated by this Agreement and no litigation shall have been commenced seeking to restrain or prohibit, this Agreement or the transactions contemplated hereby.

                                _ INDEMNIFICATION

               1. By Shareholders. Subject to the terms and conditions of this
Article 8, each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer or any of the Fiskars Companies from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer or any of the Fiskars Companies by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder or Company contained in or made pursuant to this Agreement, or (b) the breach of any covenant of any Shareholder or the Company contained in this Agreement. As used in this Article 8, the term "Claim" shall include (i) all losses, direct damages (excluding any incidental, consequential, punitive or contingent damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses) actually suffered; and (ii) all suits, actions, causes of action and proceedings.

               2. By Buyer. Subject to the terms and conditions of this Article 8, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (b) the breach of any covenant of Buyer contained in this Agreement.

               3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 8 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

               A. Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Notwithstanding the foregoing, the failure of an Indemnified Party to give prompt written notice of a Claim shall not relieve the Indemnifying party of its indemnification obligations hereunder unless such failure shall result in material prejudice to the Indemnifying Party. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

               B. Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

               C. Indemnified Party's Rights. Anything in this Section 8.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments which are less than $10,000,000, the Indemnified Party shall have the right to defend, compromise or settle such Claim and (ii) with respect to matters involving third party claimants or plaintiffs, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

               4. Payment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofor required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim. The Indemnified Party may not set off any amount owed to the Indemnifying Party by the Indemnified Party for any indemnification amount hereunder.

               5. Limitations on Indemnification.

               A. Time Limitation. No claim or action shall be brought by Buyer under this Article 8 (i) for a breach of the representations and warranties made in Sections 3.10, 3.11 and 3.12 after the lapse of three
      (3) years following the Closing, (ii) for a breach of the representation and warranty made in Section 3.5 after the lapse of seven (7) years following the Closing, and (iii) for breach of any other representation or warranty after the lapse of eighteen (18) months following the Closing. Any claim made hereunder for breach of a representation or warranty served in accordance with the notice provisions of Section 11.7 hereof prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period. Notwithstanding the foregoing, there shall be no time limitations on claims or actions brought by Buyer under this Article 8 for a breach of the representations and warranties made in Sections 3.1(e) or 3.2.

               B. Amount Limitation. Buyer shall not be entitled to indemnification under this Article 8 for breach of a representation or warranty unless and then only to the extent the aggregate of the Shareholders' indemnification obligations to the Buyer pursuant to this
      Article 8 exceeds Two Million Five Hundred Thousand Dollars ($2,500,000), provided that the foregoing limitation shall not apply to claims resulting from breach of Sections 3.1(d), (e), (f), (g), (h), 3.2 and 3.5 hereof. The Shareholders' aggregate liability for indemnification claims hereunder shall be limited to fifty percent (50%) of the Purchase Price.

               C. Reductions. Any determination of damages actually incurred by an Indemnified Party shall be: (i) net of a reasonable estimate of the present value of any tax benefits realized or reasonably expected to be realized by the Indemnified Party by reason of the facts and circumstances giving rise to the Indemnifying Party's liability (after taking into consideration the tax effect of the receipt by the Indemnified Party of the indemnification payment); and (ii) net of any insurance proceeds received by the Indemnified Party in connection with the facts giving rise to the right of indemnification. The parties agree to use their best efforts to make claims on and pursue recovery with respect to all insurance on account of such matters.

               D. Certain Claims Waived. Buyer hereby waives any right it may have to file a claim for reimbursement or indemnity against Shareholders under the terms of this Agreement concerning any matter with respect to which it is ultimately determined that the employees, agents or representatives of Buyer listed in Schedule 8.5(d) who participated in a due diligence investigation of the Company or in any of the management presentations conducted by the Company (i) has actual personal knowledge prior to the Closing Date as a result of such due diligence investigation or management presentations of specific facts which clearly and obviously relate to such matter and constitute a breach by a Shareholder of a representation or warranty made under this Agreement and (ii) fails to disclose such facts to Shareholders to give Shareholders a reasonable opportunity to cure such breach prior to the Closing Date. Shareholders shall have the burden of proof with respect to all facts triggering the waiver under this Section 8.5(d).

               E. Other Remedies. Nothing in this Agreement shall limit a party's remedies for intentional misrepresentation or right to seek injunctive relief or specific performance, for the breach of any representation, warranty or covenant by any other party under this Agreement.


                                    _ CLOSING

               The closing of this transaction (the "Closing") shall take place at the offices of the Company, 2727 Kurtz Street, San Diego, California, at close of business on January 4, 1996, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

               1. Documents to be Delivered by Company and Shareholders. At the Closing, Company and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

               A. Stock Certificate(s). A stock certificate or certificates representing the Common Shares, duly endorsed for transfer or with duly executed stock powers attached.

               B. Compliance Certificate. A certificate signed by each Shareholder that each of the representations and warranties made by Shareholders and the Company in this Agreement is true and correct in all material respects on and as of the Closing Date as required by Section 6.1, and that Company and Shareholders have complied with all of Company's and Shareholders' obligations under this Agreement which are to be complied with on or prior to the Closing Date as required by Section 6.2.

               C. Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Company and Shareholders, dated as of the Closing Date, addressed to Buyer, substantially in the form of Schedule 9.1(c)hereto.

               D. Certified Resolutions. Certified copies of the resolutions of the Board of Directors of each Shareholder authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               E. Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

               F. Shareholder Agreement. Buyer's form of Shareholder Agreement substantially in the form of Schedule 9.1(f)hereto.

               G. Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement, including, without limitation, the Non-Compete Agreement in the form of Schedule 5.1(a)(1)hereto and the License Agreement in the form of Schedule 5.10 hereto, and such other certificates of authority and documents as Buyer may reasonably request.

               2. Items to be Delivered by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Shareholders the following items, in each case duly executed or otherwise in proper form:

               A. Wire Transfers. To Fiskars and Holdings, wire transfers of the amounts required by Section 2.2 hereof.

               B. Buyer's Stock Certificates. A stock certificate or certificates representing the Buyer's stock to be issued and delivered to Fiskars as provided in Section 2.1(d) hereof.

               C. Compliance Certificate. A certificate signed by Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date as required by Section 7.1, and that Buyer has complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date as required by
Section 7.2.

               D. Opinion of Counsel. A written opinion of Brobeck Phleger & Harrison, counsel to Buyer, dated as of the Closing Date, addressed to Company, substantially in the form of Schedule 9.2(d) hereto.

               E. Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               F. Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company or Shareholders by Buyer pursuant to the terms hereof.

               G. Trademark Assignments. Assignments of any trademark or trade name rights any of the Fiskars Companies may have in the "Fiskars" trade name or trademark as required by Section 3.18.

               H. Other Documents. All other documents, instruments or writings required to be delivered to the Shareholders at or prior to the Closing pursuant to this Agreement, including, without limitation, the Non-Compete Agreement in the form of Schedule 5.1(a)(1) hereto and the License Agreement in the form of
Schedule 5.10 hereto, and such other certificates of authority and documents as the Shareholders may reasonably request.


                                  _ TERMINATION

               1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

               A. by mutual written agreement of Buyer and Shareholders, or

               B. by either party if the Closing shall not have occurred on or before February 23, 1996, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

               2.           Termination for Breach.

               A. Termination by Buyer. If there has been a failure of satisfaction of a condition to the obligations of Buyer as provided in
      Article 6 hereof which has not been waived in writing by Buyer, then Buyer shall notify Shareholders of such failure to give Shareholders the opportunity, for thirty (30) business days following such notice, to cure such failure if reasonably capable of being cured. If Shareholders are unable to cure such failure within such thirty-day period, then, subject to the last sentence of this Section, Buyer may, by written notice to Shareholders at any time prior to Closing that such failure is continuing, terminate this Agreement with the effect set forth in Section 10.2.(c) hereof. Buyer shall have a right to terminate this Agreement for breach by the Company or Shareholders of their representations and warranties herein only with respect to those breaches which would have a Material Adverse Effect and then only if such breaches are not cured by Shareholders as provided in this Section 10.2(a). Buyer's sole remedy with respect to any other uncured breach of representations and warranties shall be limited to Buyer's claiming indemnification under Section 8.1 hereof.

               B. Termination by Shareholders. If (i) there has been a failure of satisfaction of a condition to the obligations of Shareholders as provided in Article 7 hereof which has not been waived in writing by Shareholders, or (ii) Buyer shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Shareholders may, by written notice to Buyer at any time prior to the Closing that such failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2.(c) hereof, provided that Buyer has not remedied such matter (if reasonably capable of being remedied) within thirty (30) business days following receipt of written notice from Shareholders.

               C. Effect of Termination. Termination of this Agreement pursuant to this Section 10.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof.


                                 _ MISCELLANEOUS

               1. Disclosure Schedule. The Schedules have been compiled in a volume (the "Disclosure Schedule") delivered to Buyer on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive but such information shall be deemed to have been disclosed with respect to all other articles or sections of this Agreement to which it is relevant.

               2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

               3. Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by Buyer, Company or Shareholders shall be subject to the approval of the other parties in all essential respects; provided, however, that if either Buyer or Shareholders reasonably determines that such party is required under applicable securities laws or regulations or under the rules or regulations of a stock exchange on which such party's stock is publicly traded, to make such announcement or disclosure, that party may make such announcement or disclosure as is required but will notify the other party prior to doing so.

               4. Assignment; Parties in Interest.

               A. Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder.

               B. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

               5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Fiskars irrevocably and unconditionally submits to the jurisdiction of competent federal and state courts of the United States in any action arising under this Agreement, whether in contract, tort, equity or otherwise, and Fiskars hereby irrevocably and unconditionally agrees that all claims in respect of any such actions may be heard and determined in such courts. Fiskars shall appoint prior to the Closing and thereafter shall maintain its own agent for service of summons or other legal process in the United States of America, and shall prior to the Closing provide Buyer with evidence of such appointment.

               6. Amendment and Modification. Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and the Shareholders.

               7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                           (a)     If to Buyer, to:
                                   Exide Electronics Group, Inc.
                                   8521 Six Forks Road
                                   Raleigh, NC 27615
                                   Attention:   Nicholas J. Costanza
                                   Facsimile:   (919) 870-3176

      or to such other person or address as Buyer shall furnish to Shareholders in writing.

                           (b)     If to Shareholders, to:

                                  Fiskars Oy Ab
                                   Mannerheimintie 14 A
                                   00101 Helsinki 10, Finland
                                   Attention: Mr. Stig Stendahl
                                   Facsimile: 011-358-0-644016

                                   (with a copy to)

                                   Mr. Ralf R. Boer
                                   Foley & Lardner
                                   777 East Wisconsin Avenue
                                   Milwaukee, WI  53202-5367
                                   Facsimile:  (414) 297-4900

      or to such other person or address as Shareholders shall designate in accordance with this Agreement.

                           (c)     If to Company, to:

                                   Deltec Electronics Corporation
                                   2727 Kurtz Street
                                   San Diego, CA 92110
                                   Attention:  President
                                   Facsimile:  (619) 299-7205

                                   (with a copy to)

                                   Mr. Ralf R. Boer
                                   Foley & Lardner
                                   777 East Wisconsin Avenue
                                   Milwaukee, WI  53202-5367
                                   Facsimile:  (414) 297-4900

      Any notice to Company given after Closing shall also be given in the same manner to Buyer.

               If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

               8. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

               A. Brokerage. Except as to Raymond James & Associates, Inc., who shall be compensated by the Shareholders and S.G. Warburg & Co., Inc., who shall be compensated by Buyer, the Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and Shareholders represent and warrant that there is no broker involved on behalf of Company) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

               B. Expenses to be Paid by Buyer. Buyer shall pay, and shall indemnify, defend and hold Shareholders harmless from and against, each of the following:

                           1. Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                           2. HSR Act Fees. The filing fees relating to compliance with the HSR Act.

                           3. Professional Fees. All fees and expenses of Buyer's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

               C. Other Expenses. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby. All expenses of advisors and counsel for the Company shall be borne by the Shareholders.

               D. Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

               9. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

               10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

               12. Facsimile Versions. Facsimile copies of this agreement and any documents or instruments contemplated hereby that contain signatures shall be deemed to be original signed documents for purposes of this Agreement and the Closing.

               13. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

               "Affiliate" - Section 3.6.(j) "Agreement" - First Paragraph "Ancillary Instruments" - Section 3.2.(a) "Business" - Recitals "Buyer" - First Paragraph "Claim" - Section 8.1 "Closing" - Preamble to Article 9 "Closing Date" - Section 9 "Common Shares"
               - Section 1.1 "Company" - First Paragraph "Deltec" - Section 2.1.(c) "Disclosure Schedule" - Section 11.1
               "Employee Plans/Agreement(s)" - Section 3.16.(a) "Employees" -
               Section 3.16.(a) "ERISA" - Section 3.16.(a) "Facilities" - Recitals "Fiskars" - First Paragraph "Fiskars Company" - Section 3.1.(d) "Government Entities" - Section 3.3 "Holdings" - First Paragraph "HSR Act" - Section 3.3 "Indemnified Party" - Section 8.3.(a) "Indemnifying Party" - Section 8.3.(a) "Laws" - Section
               3.3 "Lien" - Section 3.13.(a) "Litigation" - Section 3.10 "Material Adverse Effect" - Section 3.6.(a) "Orders" - Section
               3.3 "Permitted Liens" - Section 3.13.(a) "Preferred Shares" -
               Section 1.2 "Purchase Price" - Section 2.1 "Real Property" -
               Section 3.13.(b) "Recent Balance Sheet" - Section 3.4 "Shareholder" - First Paragraph "Shareholders' Knowledge" -
               Article 3 (Intro) "Shares" - Recitals "Subsidiary" - Section 3.1.(d) "Trade Rights" - Section 3.18 "WARN" - Section 5.11

      Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

                           IN WITNESS WHEREOF, the parties have executed this
Agreement as of the date and year first above written.

                                           BUYER:

                                           EXIDE ELECTRONICS GROUP, INC.


                                           By:      /s/JAMES A. RISHER
                                           Name:    JAMES A. RISHER
                                           Title:   PRESIDENT AND CEO


                                           DELTEC POWER SYSTEMS, INC.


                                           By:      /s/JUHA TOIVOLA
                                           Name:    JUHA TOIVOLA
                                           Title:   PRESIDENT

                                           By:      /s/RALF R. BOER
                                           Name:    RALF R. BOER
                                           Title:   SECRETARY


                                           FISKARS OY AB


                                           By:      /s/STIG STENDAHL
                                           Name:    STIG STENDAHL
                                           Title:   PRESIDENT AND CEO


                                           FISKARS HOLDINGS, INC.


                                           By:      /s/RALF R. BOER
                                           Name:    RALF R. BOER
                                           Title:   SECRETARY

      FL36631.6
     1

OMITTED SCHEDULES:

     NOTE TO THE COMMISSION REGARDING THE FILING OF SCHEDULES TO THE STOCK PURCHASE AGREEMENT AMONG EXIDE ELECTRONICS CORPORATION, FISKARS OY AB, AND
                FISKARS HOLDINGS, INC., DATED NOVEMBER 17, 1995.

The company has omitted from this filing the schedules to the above-referenced agreement. These schedules do not contain information that is material to an investment decision. The company will provide the omitted schedules to the Commission on request. The following schedules were omitted:

Schedule 3.0               -        Shareholders' Knowledge
Schedule 3.1.(c)           -        Foreign Corporation Qualification
Schedule 3.1.(d)           -        Subsidiaries
Schedule 3.3               -        Default by Shareholders
Schedule 3.4               -        Financial Statements
Schedule 3.5.(a)           -        Tax Returns (Exceptions to
                                    Representations)
Schedule 3.5.(b)           -        Tax Audits
Schedule 3.5.(c)           -        Consolidated Tax Returns
Schedule 3.6               -        Certain Changes
Schedule 3.6.(f)           -        Permitted Pre-Closing Dividends
Schedule 3.7               -        Off-Balance Sheet Liabilities
Schedule 3.10              -        Litigation Matters
Schedule 3.11.(a)          -        Non-Compliance with Laws
Schedule 3.12.(b)          -        Underground Storage Tanks
Schedule 3.13.(a)          -        Liens
Schedule 3.13.(b)          -        Real Property
Schedule 3.14.(a)          -        Real Property Leases
Schedule 3.14.(b)          -        Personal Property Leases
Schedule 3.14.(c)          -        Powers of Attorney
Schedule 3.14.(d)          -        Collective Bargaining Agreements
Schedule 3.14.(e)          -        Loan Agreements, etc.
Schedule 3.14.(f)          -        Guarantees
Schedule 3.14.(g)          -        Restrictive Agreements
Schedule 3.14.(h)          -        Other Material Agreements
Schedule 3.15              -        Labor Matters
Schedule 3.16.(a)          -        Employee Plans/Agreements
Schedule 3.16.(b)          -        Non-US Employee Benefit Plans
Schedule 3.16.(h)          -        Right to Amend Plans
Schedule 3.16.(i)          -        Parachute Payments
Schedule 3.16.(j)          -        Obligations Triggered by Closing
Schedule 3.17              -        Employment Compensation
Schedule 3.18              -        Trade Rights
Schedule 3.19              -        Product Liability Claims
Schedule 3.20              -        Bank Accounts
Schedule 3.21.(a)          -        Contracts with Affiliates
Schedule 3.21.(c)          -        Obligations of and to Affiliates
Schedule 3.23              -        Insurance Policies
Schedule 4.3               -        Default by Buyer
Schedule 5.1.(a)           -        Permissible Activities
Schedule 5.10              -        Transitional Trademark License
Schedule 8.5.(d)           -        List of Buyer's Employees or Agents
                                    Participating in Due Diligence
Schedule 9.1.(c)           -        Form of Foley & Lardner Legal Opinion
Schedule 9.1.(f)           -        Form of Shareholder Agreement
Schedule 9.2.(d)           -        Form of Buyer's Legal Opinion